Exhibit 10(D)

EXECUTIVE BONUS COMPENSATION PLAN OF

CARPENTER TECHNOLOGY CORPORATION

EFFECTIVE JULY 1, 1989

As Amended and Restated July 1, 2011

To be Effective July 1, 2011

I.	Statement and Purpose of Plan

The Executive Bonus Compensation Plan of Carpenter Technology Corporation provides additional compensation for selected employees based on the Company’s financial performance. The combination of Base Pay and Executive Bonus Compensation is intended to provide a competitive cash-compensation opportunity to Participants.

II.	Definitions

Base Pay means a Participant’s gross bi-weekly salary paid during the Performance Period (including holidays, vacation and approved absence) plus the restoration of (1) any salary reduction resulting from any Company plan providing benefits authorized under sections 125, 401(a) or 409A of the Code and (2) deductions from salary for jury duty pay, military pay or workers compensation payments. Eligible Base Pay during an approved absence is limited to one week per occurrence under this Plan. Excluded from Base Pay are any payments from a third-party and cash payments from the Company not otherwise expressly included (e.g., moving allowance, mortgage interest differential allowance, imputed income, severance pay, etc.).

Board means the Board of Directors of the Company.

Code means the Internal Revenue Code of 1986, as amended.

Committee means a committee of the Board of Directors selected to administer the Plan. With respect to Qualified Executive Bonus Compensation, the Committee shall either be comprised exclusively of two or more members of the Board who are non-employee “outside directors” within the meaning of section 162(m)(4)(C) of the Code and treasury regulation 1.162-27(e)(3) or the Committee shall designate a sub-committee that is so comprised.

Company means Carpenter Technology Corporation, a Delaware corporation, or any successor by merger, purchase or otherwise.

Determination Date means the date upon which the Committee determines Performance Goals and Executive Bonus Compensation opportunities. The Determination Date must be no later than (1) 90 days after the first day of the Performance Period and (2) the date upon which 25% of the Performance Period has elapsed.

Disability means that the Participant has been totally disabled by bodily injury or disease in the opinion of a qualified physician designated by the Company so as to be prevented thereby from engaging in any employment then available by the Company during the remainder of the Performance Period. Disability does not include incapacity contracted, suffered or incurred while the Participant was engaged in, or resulted from the Participant’s having engaged in, a criminal enterprise.

Executive Bonus Compensation means an amount that is payable to a Participant in the Plan based on the achievement of specified Performance Goals.

General Retirement Plan means the General Retirement Plan for Employees of Carpenter Technology Corporation, effective January 1, 1950, as amended from time to time.

Participant means any employee, who on or before April 1 of the first year of the Performance Period is (1) designated by the Board to act as the President, Vice-Chairman, Chief Executive Officer, Chief Operating Officer or any category of Vice-President of the Company, or (2) any other key employee of the Company designated by the Committee to participate in the Plan.

Performance Goal means any one or more of the following performance goals, intended by the Committee to constitute objective goals for purposes of Code Section 162(m), either individually, alternatively, or in any combination, applied to either the Company as a whole or to a business unit or affiliate, either individually, alternatively or in combination, and measured either quarterly, annually, or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, to previous quarter’s or years’ results or to a designated comparison group, in each case as established by the Committee not later than the Determination Date:

(a) stock price;

(b) market share;

(c) sales;

(d) revenue;

(e) earnings or diluted earnings per share, with or without net pension credit/expense;

(f) return on shareholder equity;

(g) return on common book equity;

(h) costs;

(i) cash flow;

(j) return on total assets (“ROA”);

(k) return on invested capital;

(l) return on net assets (“RONA”);

(m) income, including but not limited to operating income and net income, with or without net pension credit/expense;

(n) operating margin;

(o) capital costs;

(p) earnings before interest and income taxes (“EBIT”) or earnings before interest, income taxes, depreciation and amortization (“EBITDA”);

(q) economic profit;

(r) total shareholder return;

(s) economic value added;

(t) expenses or operating expenses;

(u) cost reduction goals;

(v) total case incidence rate;

(w) customer satisfaction as measured by expenses or costs of, or lost income, revenue, or sales attributable to, customer claims for refunds or remakes; or

(x) any combination of the foregoing.

The Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under FAS 123R, amortization of acquired technology and intangibles, asset write-downs; litigation or claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence, except where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code, if applicable.

Performance Period means a period of one or more consecutive fiscal years, or portions thereof, of the Company as established by the Committee during which the performance of the Company, any subsidiary or any department thereof, or any individual is measured for the purpose of determining the extent to which a Performance Goal is achieved. Nothing in this Plan shall prevent the Committee from establishing a Performance Period that commences prior to the termination of one or more other Performance Periods.

Plan means the Carpenter Technology Corporation Executive Bonus Compensation Plan herein set forth, as amended from time to time.

Qualified Executive Bonus Compensation means Executive Bonus Compensation that is intended to be “qualified performance-based compensation” under section 162(m) of the Code and Treasury regulation 1.162-27(e), including any successor provision.

Retirement means a Participant’s termination of employment with eligibility to receive a monthly payment in the following month under either the General Retirement Plan or the Supplemental Retirement Plan for Executives of Carpenter Technology Corporation (“SERP”).

III.	Administration

The Committee shall have the authority, subject to the provisions herein, (A) to select employees to participate in the Plan; (B) to establish and administer the Performance Goals and the Executive Bonus Compensation opportunities applicable to each Participant and certify whether the Performance Goals have been attained; (C) to construe and interpret the Plan and any agreement or instrument entered into under or in connection with the Plan; (D) to establish, amend, and waive rules and regulations for the Plan’s administration; and (E) to make all other determinations that may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and Participants and anyone claiming under or through any of them.

IV.	Establishment of Performance Goals and Executive Bonus Compensation Opportunities

No later than the Determination Date for each Performance Period, the Committee shall establish in writing, the method for computing the amount of Qualified Executive Bonus Compensation or percentage of Base Pay that may be payable under the Plan to each Participant in the Plan for such Performance Period if the Performance Goals established by the Committee for such Performance Period are attained in whole or in part. The maximum amount that may be payable to any Participant in any calendar year under the Plan shall not exceed four (4) times the maximum deduction limit imposed by section 162(m) of the Code on compensation that is not performance based. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of Qualified Executive Bonus Compensation or percentage of Base Pay that would otherwise be due upon attainment of the goals and may be different for each Participant. Notwithstanding anything to the contrary contained herein, the Committee may, however, exercise negative discretion within the meaning of treasury regulation 1.162-27(e)(2)(iii)(A) with respect to any Executive Bonus Compensation hereunder to reduce any amount that would otherwise be payable hereunder to the extent necessary to allow the Company to deduct that Executive Bonus Compensation despite the limits imposed by section 162(m) of the Code.

No later than the Determination Date for each Performance Period, the Committee shall establish in writing the Performance Goals for such Performance Period.

V.	Attainment of Performance Goals Required; Employment Status

Executive Bonus Compensation shall be paid under this Plan for any Performance Period only upon the attainment of the Performance Goals established by the Committee with respect to such Performance Period. Executive Bonus Compensation shall also be contingent upon the Participant remaining employed by the Company or a subsidiary of the Company during such Performance Period, except as follows:

A Participant may receive Executive Bonus Compensation which shall be paid at the same time as the Executive Bonus Compensation the Participant would have received for such Performance Period had no termination of employment occurred, and which shall be equal to the amount of such Executive Bonus Compensation multiplied by a fraction the numerator of which is the number of full and partial pay periods elapsed in such Performance Period prior to termination of employment and the denominator of which is the number of total pay periods in the Performance Period in the event the Participant’s termination of employment is by reason of the Participant’s death, Disability or, unless otherwise determined by the Committee, Retirement.

A Participant whose employment terminates prior to the end of a Performance Period for any reason not excepted above shall not be entitled to any Executive Bonus Compensation under the Plan for that Performance Period.

VI.	Shareholder Approval and Committee Certification; Payment of Executive Bonus Compensation

Unless the Committee provides otherwise, (1) earned Executive Bonus Compensation shall be paid no later than 2 1/2 months after the end of the Performance Period with respect to which such Executive Bonus Compensation is earned, and (2) such payment shall be made in cash (subject to any payroll tax withholding the Company may determine applies).

Payment of any Qualified Executive Bonus Compensation under this Plan shall be contingent upon an affirmative vote of the shareholders of at least a majority of the votes cast (including abstentions) approving the Plan, including the basis upon which Performance Goals may be established under Section II(L) hereof, sufficient to satisfy the applicable requirements of Code section 162(m) and the regulations promulgated thereunder. Unless and until such shareholder approval is obtained, no Qualified Executive Bonus Compensation shall be paid pursuant to this Plan.

Payment of any Qualified Executive Bonus Compensation under this Plan shall be contingent upon the Committee’s certifying in writing that the Performance Goals and any other material terms applicable to such Qualified Executive Bonus Compensation were in fact satisfied, in accordance with applicable Treasury regulations under Code section 162(m). Unless and until the Committee so certifies, such Qualified Executive Bonus Compensation shall not be paid.

Every fifth year following shareholder approval of this Plan, or more frequently if necessary for purposes of Code section 162(m), this Plan shall be resubmitted to shareholders for their reapproval for the relevant Performance Period(s).

VII.	Amendment, Termination and Term of Plan

The Board may amend, modify or terminate this Plan at any time. The Plan will remain in effect until terminated by the Board.

VIII.	Interpretation and Construction

No provision of the Plan, nor the selection of any Participant, shall constitute an employment agreement or affect the duration of any Participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the Participant provides otherwise. Both the Participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

Any provision of the Plan that could be construed to prevent Qualified Executive Bonus Compensation under the Plan from qualifying for deductibility under section 162(m) of the Code or Treasury regulation 1.162-27(e) shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

IX.	Governing Law

The terms of this Plan shall be governed by the laws of the Commonwealth of Pennsylvania, without reference to the conflicts of laws principles thereof.